Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEUROBO PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

NeuroBo Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is NeuroBo Pharmaceuticals, Inc.

SECOND: The Corporation was incorporated under the name Gemphire Therapeutics Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 30, 2014 (as subsequently amended from time to time, the “Prior Certificate”).

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Prior Certificate as follows:

RESOLVED, that Article I of the Prior Certificate of the Corporation is hereby amended and restated in its entirety as follows:

“ARTICLE I: The name of this Corporation is MetaVia Inc. (the “Corporation”).”

FOURTH: This Certificate of Amendment shall be effective at 9:00 a.m. Eastern Time on November 29, 2024.

In Witness Whereof, NeuroBo Pharmaceuticals, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 15th day of November, 2024.

NeuroBo Pharmaceuticals, Inc.

By:	/s/ Hyung Heon Kim
Name:	Hyung Heon Kim
Title:	CEO and President